Exhibit 99.1

For Immediate Release

BSD Medical to Present Its Cancer Therapy Systems at the 2008 World Congress of Brachytherapy

SALT LAKE CITY, Utah May 2, 2008—BSD Medical Corporation (NASDAQ:BSDM) announced today that the company will present its systems for cancer therapy at the 2008 World Congress of Brachytherapy (the annual meeting of the American Brachytherapy Society or ABS) from May 4-6 2008 in Boston, Massachusetts.  The company’s objective at ABS is to leverage the growing clinical interest in the use of hyperthermia therapy with brachytherapy.

The ABS organization consists of BSD Medical’s primary customers, including oncologists, physicists and other health care providers practicing brachytherapy.  A wide variety of national and international speakers have been invited to present data at the meeting. Founded in 1978, the American Brachytherapy Society is a nonprofit organization that seeks to provide insight and research into the use of brachytherapy in malignant and benign conditions.

Clinical studies have shown hyperthermia to be a safe and well tolerated therapy when combined with brachytherapy for the treatment of certain types of locally advanced cancer.  Brachytherapy is a form of radiation therapy where radioactive sources are placed inside or next to the area requiring treatment.  BSD Medical systems deliver hyperthermia for use in combination with brachytherapy through small, interstitial microwave antennae that are inserted through the same catheters used to place the radioactive sources.

Because it is less invasive than surgery and less disruptive to the patient, brachytherapy offers appropriate patients an effective alternative cancer treatment.  Brachytherapy is used with hyperthermia to treat advanced localized prostate cancer, breast cancer, cervical cancer and cancers of the head and neck.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with radiation treatments.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.